UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2005

Digene Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1201 Clopper Road, Gaithersburg, Maryland		20878
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 944-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2005, Digene Corporation ("Digene") entered into a "Fourth Amendment to Lease" (the "Amendment") to its Lease, dated March 2, 1998, between Digene and ARE-Metropolitan Grove I, LLC (the "Landlord") related to Digene’s Gaithersburg, Maryland facility. The Amendment provides for Digene to expand the rented premises to 143,585 rentable square feet (an increase of approximately 33,160 rentable square feet). The additional space will be used to expand the manufacturing and research and development space at the Gaithersburg facility. Under the Amendment, both Digene and the Landlord will contribute financing to fund the expansion construction and outfitting, which construction is expected to be substantially completed by September 20, 2006. In addition, the initial term of the Lease has been extended until ten years after the earlier of substantial completion of the expansion work or September 20, 2006.

Digene has historically accounted for the Lease as an operating lease. As previously disclosed in Digene’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, the Amendment will require Digene to account for the lease as a capital lease prospectively. Digene will record the fair value of the Gaithersburg facility building on its balance sheet and record the related Lease obligation as a liability. This treatment will have no impact on Digene’s cash flow or total expense over the Lease term; however it will result in acceleration of material expense from the latter years of the Lease to the earlier years of the Lease. The accounting as a capital lease will also change the financial statement presentation of the total expense, reflecting lower operating expenses and higher interest expense. The balance sheet and income statement impact of this transaction has not yet been determined but is expected to be material.

Digene will file the Amendment to the Lease as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2005.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digene Corporation

November 15, 2005	By:	/s/Vincent J. Napoleon

Name: Vincent J. Napoleon
Title: Senior Vice President, General Counsel and Secretary